Exhibit 99.1

The Global Power Company	NEWS RELEASE

Contact: Scott Cunningham

703-558-4875

AES ANNOUNCES COMPLETION OF CHILEAN SUBSIDIARY

DEBT RECAPITALIZATION

ARLINGTON, VA, April 1, 2004 — The AES Corporation (NYSE: AES) today announced completion of the debt recapitalization of its Chilean subsidiary, AES Gener S.A. (“Gener”).  The recapitalization has significantly extended debt maturities and reduced Gener debt by $250 million, while providing continued strong cash flow.  It also positions Gener to fully participate in the promising Chilean electricity sector.

AES also has elected to complete Gener’s equity recapitalization without a planned secondary offering by its subsidiary of 1,092 million Gener shares.  AES will retain its current 99% Gener ownership, and will contribute its pro-rata share of a $100 million Gener capital increase in May.  AES also noted it will receive a dividend of approximately the same amount in May as well. Upon completion of the Gener equity recapitalization AES will have made a net investment of $300 million.  AES will consider a secondary offering of Gener shares at a future date.

The primary consideration in terminating the offering was Argentina’s recently proposed limits on exports of natural gas to northern Chile.  This has resulted in uncertain local equity market conditions for Chilean power producers.  AES does not believe these limits will have a material adverse affect on Gener or on AES.

“Gener has attractive long-term prospects, and we’re prepared to retain our current ownership position,” said Paul Hanrahan, President and Chief Executive Officer. “We do expect to move ahead with a secondary offering at some future date.”

Commented Executive Vice President Joseph Brandt, “The recapitalization of Gener, led by the recent successful note offering, has revitalized the financial strength of the company.  Gener expects to play a leading role in the Chilean electricity sector going forward.”

AES also reaffirmed its prior 2004 earnings and cash flow guidance, excluding non-recurring Gener transaction costs.  At the time AES provided its 2004 earnings and cash flow guidance, it indicated the Gener recapitalization plan could result in certain non-

recurring costs. As previously disclosed, AES will record a non-recurring pre-tax loss of $21 million in the first quarter associated with a series of treasury lock agreements that were part of the senior notes offering.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding AES Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Form 10-K for the year ending December 31, 2003.

About AES

AES is a leading global power company, with 2003 sales of $8.4 billion.  AES delivers 45,000 megawatts of electricity to customers in 27 countries through 114 power facilities and 17 distribution companies.  Our 30,000 people are committed to operational excellence and meeting the world’s growing power needs.  To learn more about AES, please visit www.aes.com or contact AES investor relations at investing@aes.com.